Exhibit (d)(4)

EXECUTION VERSION

Liberty Global plc

Griffin House, 161 Hammersmith Road,

London W6 8BS,

United Kingdom

Tel.: +44 (20) 8483-6300

+1 (303) 220-6600

HSBC Securities (USA) Inc.

452 Fifth Ave

New York, New York 10018

August 9, 2019

Dear Sirs,

Liberty Global plc (the “Company”) – Option Framework Agreement (this “Agreement”).

We refer to the Offer to Purchase, to be dated August 12, 2019 or thereabouts (together with any amendments or supplements thereto, the “Offer to Purchase”), the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”), and the other related materials as may be amended or supplemented from time to time (together with the Offer to Purchase and the Letter of Transmittal, the “Tender Offer Documents”) sent by the Company to its shareholders and the tender offers referred to therein.

This Agreement constitutes an Option Framework Agreement for the purposes of the Master Put/Call Agreement dated August 9, 2019 (the “Master Put/Call Agreement”), among HSBC Securities (USA) Inc. (“Dealer”) and the Company.

We write to confirm the terms on which (a) the Company appoints Dealer, acting as a principal and not as an agent, nominee or trustee, to purchase from shareholders of the Company (the “Shareholders”) (i) up to $625 million in value of the Company’s Class A ordinary shares, nominal value $0.01 per share (each, a “Class A Share”), at a price range to be set forth in the Offer to Purchase (the “Class A Offer”), and (ii) up to $1.875 billion in value of the Company’s Class C ordinary shares, nominal value $0.01 per share (each, a “Class C Share,” and the Class A Shares, individually or collectively with the Class C Shares, as appropriate, the “Liberty Shares”), at a price range to be set forth in the Offer to Purchase (the “Class C Offer”), in each case, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer to Purchase; (b) the Company agrees to grant to Dealer the right to exercise rights under the Master Put/Call Agreement to require the Company to purchase the Liberty Shares purchased by Dealer in the Tender Offers; and (c) Dealer agrees to grant to the Company the right to exercise rights under the Master Put/Call Agreement to require Dealer to sell to the Company the Liberty Shares purchased by Dealer in the Tender Offers. The Class A Offer and Class C Offer are collectively referred to as the “Tender Offers” and individually as a “Tender Offer.”

Terms used in this Agreement shall, unless otherwise indicated, bear the same meanings as are attributed to them in the Offer to Purchase. For the purposes of this Agreement, (a) “Business Day” means “business day” as defined in the Offer to Purchase, (b) “Class A Tendered Shares” means the Class A Shares which are properly tendered in the Class A Offer by the Shareholders and not properly withdrawn from the Class A Offer and acquired by Dealer as principal pursuant to the Class A Offer, (c) “Class C Tendered Shares” means the Class C Shares which are properly tendered in the Class C Offer by the Shareholders and not properly withdrawn from the Class C Offer and acquired by Dealer as principal pursuant to the Class C Offer, (d) “Class A Strike Price” means the price per Class A Share at which the Class A Shares are acquired by Dealer in the Class A Offer pursuant to the terms of the Offer to Purchase, (e) “Class C Strike Price” means the price per Class C Share at which the Class C Shares are acquired by Dealer in the Class C Offer pursuant to the terms of the Offer to Purchase, (f) “Tendered Shares” means, collectively, the Class A Tendered Shares and the Class C Tendered Shares and (g) “Strike Price” means the Class A Strike Price or the Class C Strike Price, as applicable.

1.	TENDER OFFERS

1.1

The parties hereto hereby acknowledge and agree that the Tendered Shares purchased in the Tender Offers will initially be purchased by Dealer and Credit Suisse Securities (USA) LLC, each acting as a principal and not as agent, nominee or trustee. Dealer agrees to (a) purchase the number of Tendered Shares equal to fifty percent (50%) of the Tendered Shares in the applicable Tender Offer at the applicable Strike Price, in each case, set forth in the Final Results Notice (as defined below) (such Tendered Shares, the “Dealer Purchased Shares”), (b) wire to the Depositary (as defined in the Offer to Purchase) the amount of funds required to purchase the Dealer Purchased Shares in accordance with the wire instructions in the Final Results Notice on the date and time set forth in the Final Results Notice and (c) wire to the Depositary (or such other person as mutually agreed by the parties hereto) an amount in pounds sterling equal to any and all stamp duty or stamp duty reserve tax (and any interest or penalties thereon) payable by Dealer as a result of Dealer’s acquisition of the Dealer Purchased Shares reasonably promptly following being notified of (1) such amount by the Depositary and (2) the deposit by the Company of an amount equal to the Liability (as defined below) in the Sterling Account (as defined below) in accordance with Section 2.10.

1.2

The parties hereto further acknowledge and agree that, the Company shall, in its sole discretion, make all decisions and determinations with respect to the Tender Offers, including with respect to the amendment or extension of any Tender Offer, the satisfaction or waiver of any conditions described in the Offer to Purchase, and, subject to Section 3, the acceptance of the Dealer Purchased Shares for purchase by Dealer.

1.3

By no later than 9:00 am New York City time on the first (1st) Business Day after the Expiration Date (as set forth in the Offer to Purchase) (the “Initial Expiration Date”) or, in the event a Tender Offer is, or the Tender Offers are, extended, at such time on the first (1st) Business Day after the then scheduled expiration date (the “Expiration Date”), the Company will deliver to Dealer a written notice stating that (a) either Tender Offer expired on the Initial Expiration Date or then scheduled Expiration Date, as the case may be, or (b) the Company has extended either Tender Offer (including specifying the applicable extension period and subsequent Expiration Date).

1.4

If the Company delivers a written notice in accordance with Section 1.3(a), on the first (1st) Business Day after the Initial Expiration Date or in the event a Tender Offer is, or the Tender Offers are, extended past the Initial Expiration Date or a subsequent Expiration Date, as the case may be, the first (1st) Business Day after the applicable Expiration Date, the Company shall deliver to Dealer a notice (such notice, the “Preliminary Results Notice” and the date on which such notice is delivered, the “Preliminary Results Date”) setting forth (a) the preliminary results of the Tender Offers and (b) the Company’s good faith estimate of (i) the number of the Dealer Purchased Shares based on such preliminary results, (ii) the resulting Required Amount (as defined below) assuming a Class A Strike Price equal to the estimate of the Final Class A Purchase Price (as defined in the Offer to Purchase) set forth in the Company’s press release announcing the preliminary results of the Tender Offers and a Class C Strike Price equal to the estimate of the Final Class C Purchase Price (as defined in the Offer to Purchase) set forth in the Company’s press release announcing the preliminary results of the Tender Offers and (iii) the aggregate amount of the Liability (as defined below) in respect of the Dealer Purchased Shares, if any.

1.5

On the Business Day immediately preceding the day on which the Company publicly announces the final results of a Tender Offer or the Tender Offers, the Company shall deliver to Dealer a notice (the “Final Results Notice”) setting forth (a) the final results of the Tender Offers, (b) the number of Tendered Shares in the applicable Tender Offer to be purchased by Dealer, (c) the resulting Required Amount, (d) the Company’s good faith estimate of the aggregate amount of the Liability, if any, (e) wire instructions of the Depositary for the deposit of the amount of funds required to purchase the Dealer Purchased Shares and (f) the date on, and the time prior to, which Dealer shall wire to the Depositary the amount of funds required to purchase the Dealer Purchased Shares; provided that such time shall not be earlier than 9:00 am New York City Time (such date, the “Settlement Date”).

2.	GRANT OF OPTIONS

2.1

Subject to the Tender Offer becoming unconditional in all respects and not being terminated in accordance with the Offer to Purchase and to Dealer purchasing and receiving (subject to the completion of stamping formalities, if necessary) the Dealer Purchased Shares: (a) the Company hereby grants to Dealer the right (the “Put Option”) to exercise rights under the Master Put/Call Agreement to require the Company to purchase the Dealer Purchased Shares from Dealer; and (b) Dealer hereby grants to the Company the right (the “Call Option”) to exercise rights under the Master Put/Call Agreement to require Dealer to sell the

Dealer Purchased Shares to the Company, each on the terms of this Agreement. In this Agreement, the term “Option” refers to whichever of the Put Option and the Call Option has been exercised. If an Option is exercised, the party hereto which exercises such Option shall also exercise the equivalent “Option” under the Master Put/Call Agreement at the same time in accordance with Section 2.3. For the purposes of the Master Put/Call Agreement: (x) the “Exercise Shares” (as defined in the Master Put/Call Agreement) shall be a number of Liberty Shares equal to the number of the Dealer Purchased Shares; (y) the “Exercise Price” (as defined in the Master Put/Call Agreement) shall be equal to (i) the applicable Strike Price for the Dealer Purchased Shares and (ii) the amount of any Liability in respect of those Dealer Purchased Shares in each case being purchased in the applicable Tender Offer; and (z) the “Exercise Date” (as defined in the Master Put/Call Agreement) shall be the date on which the Option is exercised.

2.2

Subject to Section 2.3, notice to exercise the relevant Option may be given at any time on or after the Preliminary Results Notice is delivered or, subject to the Master Put/Call Agreement, such other time(s) or date(s) as the Company and Dealer agree in respect of all (but not less than all) of the Dealer Purchased Shares (a) by Dealer to the Company by way of a written notice in the form set out in Schedule 1 of this Agreement in respect of the exercise of the Put Option (the “Put Option Exercise Notice”) or (b) by the Company to Dealer by way of a written notice in the form set out in Schedule 2 of this Agreement in respect of the exercise of the Call Option (the “Call Option Exercise Notice”).

2.3

Following service of a Put Option Exercise Notice or a Call Option Exercise Notice pursuant to Section 2.2 (being an “Option Exercise Notice”), no further Option Exercise Notice may be served. The Option Exercise Notice shall also comprise an “Exercise Notice” (as defined in the Master Put/Call Agreement) for the purposes of the Master Put/Call Agreement and accordingly exercise of an Option shall also constitute exercise of the equivalent “Option” under the Master Put/Call Agreement without requirement for delivery of any further notice.

2.4

Each Dealer Purchased Share purchased by the Company from Dealer on exercise of an Option and of the equivalent “Option” under the Master Put/Call Agreement shall be purchased at a price per Dealer Purchased Share equal to the sum of applicable Strike Price and the amount of any Liability in respect of that Dealer Purchased Share.

2.5	The amount to be paid in connection with the exercise of the Option shall be an amount equal to the sum of:

(a)	the product of (i) the number of Class A Shares identified as the Dealer Purchased Shares multiplied by (ii) the Class A Strike Price (the “Class A Amount”), plus

(b)

the product of (i) the number of Class C Shares identified as the Dealer Purchased Shares multiplied by (ii) the Class C Strike Price (such amount together with the Class A Amount, the “Required Amount”), plus

(c)	necessary funds to cover any amounts payable under Section 2.15 (the “Liability”).

2.6

Not later than 4:30 p.m. New York Time on the Expiration Date (such time and date, the “Cut-Off Time”), the Company shall (a) either (i) cause Liberty Global Europe 2 Limited to purchase and hold until the Settlement Date, shares of the HSBC US Dollar Liquidity Fund with an aggregate value, based on the market value of such shares as measured on the Expiration Date, equal to not less than $1.25 billion (the “Funded Amount”) in Liberty Global Europe 2 Limited’s (“Liberty Europe”) account with or managed by HSBC Global Asset Management (USA) Inc. or such other affiliate of Dealer as the parties may mutually agree (the “Liberty Europe Broker”, and such account, the “Liberty Europe Equity Account”) or (ii) deposit in cleared funds to the Company’s equity account with HSBC Securities (USA) LLC (in such capacity, the “Broker” and such account, the “Company Equity Account” and together with, the Liberty Europe Equity Account, each a “Pre-Funding Account”) an amount equal to the Funded Amount and (b) deliver to the Broker a specimen signature in respect of each of Philip Maton and Nick Marchant (the “Authorized Signatories”), who shall each be duly authorized by the Company to direct the dispositions of any funds contained in the Company Equity Account; provided that, in the case of clause (a) of this Section 2.6, if the Company amends the Tender Offer in a way that would increase the potential amount of the Required Amount, the Funded Amount shall be deemed adjusted equal to such greater potential Required Amount.

2.7

Not later than the Cut-Off Time, the Company shall deliver to the Broker an irrevocable payment instruction in the form attached hereto as Schedule 3 (the “First Payment Instruction”) duly executed by one or both of the Authorized Signatories instructing the Broker (upon receipt by the Broker of a copy of the Settlement Notice (as defined below)) to transfer an amount equal to the Required Amount (as set forth in the Settlement Notice) in cleared funds from the Company Equity Account to the account of Dealer designated in the Payment Instruction, in order to effect the “Settlement” (as defined in the Master Put/Call Agreement) of the “Option” (as defined in the Master Put/Call Agreement) exercised pursuant to this Agreement and the Master Put/Call Agreement (“Completion”).

2.8	If on the Preliminary Results Date:

(a)

the Company publicly announces that a Tender Offer or the Tender Offers are undersubscribed and, as a result of such undersubscription, the Funded Amount is greater than the Required Amount, then, on the Preliminary Results Date, Liberty Europe or the Company shall be entitled to withdraw from the applicable Pre-Funding Account an amount of cash and/or securities with an aggregate value equal to the difference between the Funded Amount and the Required Amount; and

(b)

the Company publicly announces its intention to exercise its right to upsize a Tender Offer or the Tender Offers and, as a result of such upsizing, the Required Amount is greater than Funded Amount, then, on the Preliminary Results Date, the Company shall, or shall cause Liberty Europe to, increase the amount held in the applicable Pre-Funding Account by an amount of cash and/or securities with an aggregate value equal to the difference between the Required Amount and the Funded Amount.

2.9

The Company shall, by no later than (x) 4:00 p.m. Paris time, deliver to Dealer reasonable evidence of the steps taken to cause an amount of cash in cleared funds equal to the Required Amount to be wired to the Company Equity Account by 9:00 a.m. New York City time on the Settlement Date and (y) 9:00 a.m. New York City time, cause an amount of cash in cleared funds equal to the Required Amount to be held in the Company Equity Account by on the Settlement Date.

2.10

Not later than 4:30 p.m. New York time on the first (1st) Business Day after the amount of the Liability, if any, has been confirmed to Dealer and the Company by the Depositary following Dealer’s receipt of the Dealer Purchased Shares, and subject to receipt by the Company of the Settlement Notice (as defined below), the Company shall (a) deposit in cleared funds to a pound sterling denominated account established by and opened with the Broker or an affiliate thereof in the name of the Company an amount equal to the Liability (such account, the “Sterling Account”) and (b) deliver to the Broker or the Broker’s relevant affiliate an irrevocable payment instruction substantially in the form attached hereto as Schedule 3 (the “Second Payment Instruction”, and together with the First Payment Instruction, the “Payment Instructions”) duly executed by one or both Authorized Signatories instructing the Broker to transfer the amount of the Liability in cleared funds from the Sterling Account to the account of Dealer designated in the Second Payment Instruction. Payment of the Required Amount and the Liability to the account of Dealer designated in the Payment Instructions shall satisfy the Company’s obligations to pay any amount on “Settlement” under the Master Put/Call Agreement.

2.11

The parties acknowledge and agree that the Depositary (or such other person as mutually agreed by the parties hereto) has been instructed to co-ordinate stamp duty matters in relation to the Dealer Purchased Shares tendered in certificated form, including the calculation of the amount of the Liability.

2.12

Immediately following (x) Dealer depositing with the Depositary the funds required to purchase the Dealer Purchased Shares and (y) (subject to the completion of stamping formalities, if necessary) Dealer’s receipt of the Dealer Purchased Shares, Dealer will send a written notice informing the Company and the Broker that the settlement of the Dealer Purchased Shares has occurred (the “Settlement Notice”). As soon as is reasonably practicable, but in no event later than one (1) Business Day following Settlement (as defined in the Master Put/Call Agreement), Dealer shall provide the Company with a trade confirmation in respect of the acquisition by the Company of the Dealer Purchased Shares from Dealer pursuant to the exercise of the equivalent “Option” under the Master Put/Call Agreement.

2.13	Immediately following exercise of an Option in accordance with this Agreement and subject to receipt by the Company of the Settlement Notice, Dealer shall:

(a)	in the case of Dealer Purchased Shares held in uncertificated form, deliver the Dealer Purchased Shares to the Depositary for cancellation; and

(b)	in the case of Dealer Purchased Shares held in certificated form:

a.

deliver a stock transfer form in relation to such Dealer Purchased Shares to the Depositary (or such other person as mutually agreed by the parties hereto), duly executed by Dealer in favor of the Company; and

b.

instruct the Depositary (or such other person as mutually agreed by the parties hereto) to deliver the definitive share certificates evidencing title to such Dealer Purchased Shares to the Company for cancellation following receipt by the Company of the duly stamped stock transfer form in respect of such Dealer Purchased Shares, in each case in order to effect the “Settlement” (as defined in the Master Put/Call Agreement) of the “Option” (as defined in the Master Put/Call Agreement) exercised pursuant to this Agreement and the Master Put/Call Agreement and Completion for the purposes of this Agreement.

2.14

Dealer hereby assigns to the Company, with effect from Completion, all such benefit as it may have, immediately prior to Completion, in any covenants, representations and warranties relating to title and encumbrances in respect of the Dealer Purchased Shares, and the Dealer Purchased Shares shall be sold at Completion with all such right, interest and title as Dealer may have acquired in those Dealer Purchased Shares pursuant to the Tender Offers and the Master Put/Call Agreement.

2.15

By way of additional consideration in connection with the exercise of the Option, the Company agrees that it will pay to Dealer in the manner set out in this Agreement an amount equal to any and all stamp duty or stamp duty reserve tax (and any interest or penalties thereon) payable by Dealer as a result of Dealer’s acquisition of the Dealer Purchased Shares in accordance with the Tender Offer Documents (excluding any stamp duty or stamp duty reserve tax arising under sections 67, 70, 93 or 96 of the UK Finance Act 1986 and any interest, penalties or other damages or charges attributable to any unreasonable delay by the Dealer in connection with the relevant stamp duty or stamp duty reserve tax).

2.16

The Company acknowledges that it will be liable for, and accordingly agrees that it will pay (or procure the payment of), any and all stamp duty or stamp duty reserve tax (and any interest or penalties thereon) attributable to the acquisition of the Dealer Purchased Shares by the Company on exercise of an Option.

2.17

Dealer shall pay or cause to be paid all share transfer taxes, if any, applicable to the transfer to it of the Dealer Purchased Shares in the circumstances set out in the Tender Offer Documents, provided that stamp duty and stamp duty reserve tax shall be dealt with in accordance with Sections 1.1(c), 2.11, 2.15 and 2.16.

3.	CONDITIONS TO TENDER OFFER

The Company and Dealer each agree and acknowledge that the obligation of Dealer to purchase the Dealer Purchased Shares pursuant to this Agreement and in accordance with the terms of the Tender Offers is subject to the following conditions being satisfied as of the Expiration Date, as determined by Dealer acting reasonably (and in the case of clause (c) upon the advice of Dealer’s counsel):

(a)	the Company has complied with its obligations under Sections 2.6 and 2.7;

(b)	the Company has complied with its obligations under Section 7.3;

(c)	the representations and warranties of the Company set forth in Sections 7.1(a), (b), (c), (d), (e), (f), (i), (j) (without regard to sub clause (iii) thereof), and (k) are true and correct.

In the event that Dealer determines that any of the foregoing conditions are not satisfied at any time prior to 11:59 p.m. New York City time on the Expiration Date (the “Conditions Time”), Dealer shall promptly notify the Company in writing of the facts (in reasonable detail) giving rise to the failure of such condition (such notice, a “Condition Breach Notice”). If the Company has not cured the breach set forth in the Condition Breach Notice prior to the Conditions Time or the breach set forth in the Condition Breach Notice is incapable of being cured prior to the Conditions Time, then Dealer shall not be required to purchase the Dealer Purchased Shares pursuant to this Agreement or in accordance with the terms of the Tender Offers.

4.	TENDER OFFER DOCUMENTS

The Company agrees to furnish Dealer with as many copies as it may reasonably request of the Tender Offer Documents to be used by the Company in connection with the Tender Offers. The Company agrees that, prior to using the Tender Offer Documents, it will submit copies of such documents to Dealer and will give reasonable consideration to Dealer’s comments, if any, thereon.

If any event occurs as a result of which any Tender Offer Documents will include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company shall, promptly upon becoming aware of any such event, prepare and furnish copies of such amendments or supplements to correct any such Tender Offer Documents to Dealer, and upon notification pursuant to Section 8, Dealer agrees not to use the Tender Offer Documents, in such case, until the Tender Offer Documents are so supplemented or amended.

5.	RIGHTS OVER THE REQUIRED AMOUNT; NO SECURITY INTEREST

5.1

Without prejudice to the terms of the Payment Instructions, Dealer agrees that (a) unless and until the funds are transferred at Completion in connection with the Required Amount and all amounts are paid in accordance with Section 2.15 and (b) if following Completion or payment to Dealer in accordance with Section 2.15 there are any funds remaining in a Pre-Funding Account or the Sterling Account, as applicable, the Company is entitled to the full beneficial interest in the credit balance of a Pre-Funding Account or the Sterling Account, as applicable, and Dealer shall not have any interest in the credit balance of a Pre-Funding Account or the Sterling Account, as applicable.

5.2

Nothing in this Agreement is intended to create or does create in favor of any person any mortgage, charge, lien, pledge, encumbrance or other security interest in a Pre-Funding Account or the Sterling Account or the credit balance of a Pre-Funding Account or the Sterling Account.

5.3

From the Cut-Off Time until Completion or in the case of the Liability, payment of all amounts required under Section 2.15 (or termination of this Agreement in accordance with Section 6), the Company shall:

(a)	not create or have outstanding any security interest over all or any part of its interest in a Pre-Funding Account or the Sterling Account;

(b)	not transfer, assign or otherwise dispose of all or any part of the Company’s interest in a Pre-Funding Account or the Sterling Account;

(c)	except as set forth in Section 2.8 and Section 5.5, not withdraw any of the Company’s monies from a Pre-Funding Account or the Sterling Account; and

(d)	not revoke or attempt to revoke the Payment Instructions.

5.4	Neither the Required Amount nor the Liability shall be affected in any way by:

(a)	any time, indulgence, concession or waiver (other than in writing) given to the Company or any other person, whether by Dealer or any other person; or

(b)	the winding up or liquidation of the Company or any other person, or any step being taken for any such winding-up or liquidation.

5.5

If, on the Preliminary Results Date, there is an outstanding balance in a Pre-Funding Account in excess of the Required Amount, the Company shall be unconditionally and absolutely entitled to withdraw such balance from a Pre-Funding Account in accordance with Section 2.8, and Dealer undertakes to provide any consents that may be requested by the Company (acting reasonably) to effect such release, including any instructions that may be required by the Broker.

5.6

If this Agreement is terminated in accordance with Section 6, the Company shall be unconditionally and absolutely entitled to withdraw any amounts outstanding in a Pre-Funding Account and the Sterling Account, and Dealer undertakes to provide any instructions that may be requested by the Company (acting in good faith) to effect such release, including any instructions that may be required by the Broker.

6.	TERMINATION; CONDITIONALITY

6.1

This Agreement shall automatically terminate immediately, without any further actions required by the parties hereto, with respect to a Tender Offer upon the Company publicly announcing the termination of such Tender Offer.

6.2

None of the Company’s representations, warranties, covenants, undertakings or other agreements contained anywhere in this Agreement (a) shall serve as conditions to Dealer’s obligations hereunder other than as expressly set forth in Section 3 or (b) give Dealer a right to terminate this Agreement. Dealer’s obligations hereunder shall not be subject to (x) any conditions other than as expressly set forth in Section 3 and (y) termination by Dealer for any reason.

7.	REPRESENTATIONS AND WARRANTIES; UNDERTAKINGS

7.1	The Company represents and warrants that:

(a)

The Company is validly existing under the laws of England and Wales, with power and authority (corporate and other) to execute and deliver this Agreement and perform its obligations hereunder (and under the Master Put/Call Agreement).

(b)

The Tender Offers and the execution, delivery and performance by the Company of this Agreement (and under the Master Put/Call Agreement) have been duly authorized by the Company and, to the extent applicable, its subsidiaries, and the Company has received all required approvals of its Shareholders with respect thereto.

(c)

This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Dealer, is the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d)	The Company currently has, and will continue to have until Completion, sufficient distributable reserves to satisfy the purchase in full by it of the Tendered Shares pursuant to this Agreement.

(e)

When each notice and Payment Instruction is delivered by the Company pursuant to the terms of this Agreement, it will have been duly authorized, executed and delivered by the Company and will be a valid and binding agreement of the Company, enforceable in accordance with its terms and subject to its conditions.

(f)

The Company will have duly filed at the commencement of the Tender Offer the Schedule TO and all other documents required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder (collectively, the “Exchange Act”). The Tender Offer Documents comply or will comply in all material respects with the applicable provisions of the Exchange Act, and the Tender Offer Documents do not and (as amended or supplemented, if amended or supplemented) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made with respect to any statements contained in, or any matter omitted from, the Tender Offer Documents based upon written information pertaining to Dealer furnished to the Company by Dealer specifically for use therein.

(g)

The financial statements included in or incorporated by reference into the Tender Offer Documents present fairly the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods presented, and such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis.

(h)

The Company will, if legally required, distribute or cause to be distributed to the Shareholders, any and all necessary amendments or supplements to the Tender Offer Documents filed with the SEC or any other Federal, state, local or foreign governmental or regulatory authorities or any court that, in each case, has jurisdiction over the Company or its properties (“Other Agency”) and will promptly furnish to Dealer true and complete copies of each such amendment and supplement upon the filing thereof.

(i)

The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Tender Offers or the other transactions contemplated to occur pursuant to this Agreement do not and will not require any consent, approval, authorization, or order of, or filing or registration with, the SEC or any Other Agency, except for the filings that may be required under the Exchange Act, the UK Companies Act 2006 or UK stamp tax legislation.

(j)

The Tender Offers and the execution, delivery and performance by the Company of this Agreement (and under the Master Put/Call Agreement), do not and will not result in a breach or violation of, or constitute a default under, (i) the memorandum and articles of association of the Company, (ii) any statute, rule, regulation, judgment, decree or order of any governmental agency or body or any court having jurisdiction over the Company or its properties, or (iii) any agreement or instrument to which the Company is a party or by which the Company is bound or to which any of its properties are subject; except, in the case of clauses (ii) and (iii) above, breaches, violations and defaults which, individually and in the aggregate, would not result in material adverse effect on the business, affairs or condition (financial or other) or results of operations of the Company and any of its subsidiaries, taken as whole.

(k)

No stop order, restraining order or denial of an application for approval has been issued, and no investigation officially disclosed in writing to the Company, proceeding or litigation has been commenced by the SEC or any Other Agency in the United Kingdom with respect to the making or consummation of the Tender Offer (including the use of funds to purchase the Dealer Purchased Shares pursuant to this Agreement) or the execution, delivery and performance by the Company of this Agreement.

(l)

To the Company’s knowledge, no proceeding or litigation has been commenced or threatened in writing by or before the SEC or any Other Agency, with respect to the making or consummation of the Tender Offer (including the use of funds to purchase the Dealer Purchased Shares pursuant to this Agreement) or the execution, delivery and performance by the Company of this Agreement.

(m)

Except as disclosed in the Tender Offer Documents, since the end of the period covered by the latest audited financial statements included in or incorporated by reference into the Tender Offer Documents there has been no material adverse change in the condition (financial or otherwise), results of operations, business or properties of the Company and its subsidiaries, taken as a whole.

(n)

Subject to the qualifications in the Offer to Purchase, the Company believes that it was not a “passive foreign investment company” (a “PFIC”) as defined in Section 1297 of the United States Internal Revenue Code of 1986, as amended, for the taxable year ended December 31, 2018 and should not be a PFIC for the current or future taxable years.

The representations and warranties in this Section 7.1 shall be deemed repeated as of the Expiration Date.

7.2	The Company undertakes that it will advise Dealer promptly of:

(a)

the occurrence of any event that could, in the reasonable judgment of the Company, cause the Company to withdraw, rescind modify or terminate the Tender Offer or the other transactions contemplated to occur pursuant to this Agreement;

(b)

the occurrence of any event, or the discovery of any fact, the occurrence or existence of which the Company believes would require the making of any change or amendment in any of the Tender Offer Documents then being used or would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (to the extent not otherwise so qualified);

(c)

any proposal or requirement to make, amend or supplement the Tender Offer Documents, including any filing required to be made by the Company under the Exchange Act in connection with the Tender Offer or the other transactions contemplated to occur pursuant to this Agreement or the Tender Offer Documents, or any other filing in connection with the Tender Offer or the other transactions contemplated to occur pursuant to this Agreement or the Tender Offer Documents pursuant to any other applicable law, rule or regulation;

(d)

the issuance by the SEC or any Other Agency of any formal or informal comment or order or the taking of any other action concerning the Tender Offer or the other transactions contemplated by this Agreement or the Tender Offer Documents (and, if in writing, will furnish Dealer with a copy thereof);

(e)

any other material developments in connection with the Tender Offer or the other transactions contemplated to occur pursuant to this Agreement or the Tender Offer Documents, including, without limitation, the commencement of any lawsuit concerning the Tender Offer; and

(f)

any other information relating to the Tender Offer, the Tender Offer Documents, this Agreement or the other transactions contemplated to occur pursuant to this Agreement or the Tender Offer Documents which Dealer may from time to time reasonably request.

7.3

The Company undertakes to Dealer that, on or prior to the Expiration Date, the Company will cause to be delivered to Dealer opinions of Shearman & Sterling LLP addressed to Dealer as to certain matters of US and UK law in the forms previously agreed.

7.4	U.S. Tax Provisions. The Company represents, warrants, covenants and agrees that:

(a)

The Company is a “non-U.S. branch of a foreign person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for United States federal income tax purposes. The Company is a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations) for United States federal income tax purposes. No income received or to be received under this Agreement will be effectively connected with the conduct of a trade or business by the Company in the United States. The Company shall provide to Dealer a validly completed and signed U.S. Internal Revenue Service Form W-8BEN-E, or any successor thereto, (i) on or before the date of execution of this Agreement, (ii) upon reasonable request of Dealer and (iii) promptly upon learning that any such tax form previously provided by Dealer has become obsolete or incorrect.

7.5	Dealer represents, warrants, covenants and agrees that:

(a)

all consents and approvals by it to acquire the Dealer Purchased Shares pursuant to the Tender Offers and the sale of such Dealer Purchased Shares to the Company on the terms of this Agreement have been obtained or will be obtained prior to the Expiration Date;

(b)	this Agreement has been duly authorized, executed and delivered by Dealer and is a valid and binding agreement of Dealer, enforceable in accordance with its terms and subject to its condition;

(c)

it will not make any statements in connection with the Tender Offers other than the statements that are set forth in, or derived from, the Tender Offer Documents without the prior written consent of the Company; and

(d)

Dealer shall be responsible for any filing, reporting, payment and other obligations it may have under the Exchange Act in connection with its purchase and sale of the Dealer Purchased Shares or otherwise in connection with the Tender Offers and this Agreement.

8.	NOTICES

8.1

Any notice or other document to be given to the Company under this Agreement shall be in writing and shall be deemed duly given if left at, or sent by (i) hand or same day courier; or (ii) email (with a hard copy to follow by first class post) to, the following address:

Name:	Liberty Global plc
Address:	Griffin House, 161 Hammersmith Road,
London W6 8BS,
United Kingdom

Marked for the attention of:	Office of General Counsel

Email:	***
***

With a copy to:	Shearman and Sterling LLP
Address:	599 Lexington Avenue
New York City, New York
10022, United States of America

Marked for the attention of:	George Casey
Daniel Litowitz
Simon Burrows

Email copy:	George.Casey@Shearman.com
Daniel.Litowitz@Shearman.com
Simon.Burrows@Shearman.com

or to such other address as the Company may by notice to Dealer expressly substitute therefor.

8.2

Any notice or other document to be given to Dealer under this Agreement shall be in writing and shall be deemed duly given if left at, or sent by (i) hand or same day courier or (ii) email (with a hard copy to follow by first class post) to, the following address:

Name:	HSBC Securities (USA) LLC
Address:	452 Fifth Avenue, 8th Floor
New York, NY 10018

Marked for the attention of:	Jeffrey Nicklas, Director, Equity Capital Markets—Americas

Email:	***

With a copy to:	Latham & Watkins LLP
Address:	885 Third Ave. New York, New York 10022

Marked for the attention of:	Witold Balaban
Catherine Lee
Jeremy Green

Email copy:	Witold.Balaban@lw.com
Catherine.Lee@lw.com
Jeremy.Green@lw.com

or to such other address as Dealer may by notice to the Company expressly substitute therefor.

8.3

Any notice or other document to be given to a party hereto under this Agreement shall be deemed to have been given, in the case of delivery by hand or same day courier, on the date of such delivery and, in the case of delivery by email, when sent (provided that the sender does not within one (1) hour of sending receive a message stating that the email was undeliverable).

8.4

In proving the giving of a notice it shall be sufficient to prove that the notice was left or that the envelope containing such notice was properly addressed and couriered or that the email was properly addressed and dispatched (as the case may be).

9.	MISCELLANEOUS

9.1	Save as expressly provided in Section 6, no party hereto may terminate or rescind this Agreement for any reason whatsoever.

9.2

All representations, warranties and undertakings contained in this Agreement shall remain in full force and effect notwithstanding completion of the sale and purchase of the Tendered Shares pursuant to this Agreement.

9.3	This Agreement may be varied only by a document duly executed by each of the Company and Dealer.

9.4

No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of each of the Company and Dealer; provided that a breach of any provision which is included in this Agreement exclusively for the benefit of the Company may, if the Company so determines (in its absolute and unfettered discretion), be waived or discharged unilaterally by the Company; and provided that a breach of any provision which is included in this Agreement exclusively for the benefit of Dealer may, if Dealer so determines (in its absolute and unfettered discretion), be waived or discharged unilaterally by Dealer. No failure or delay by the Company or Dealer to exercise any of its rights under this Agreement shall operate as a waiver thereof, and no single or partial exercise of any such right shall prevent any other or further exercise of that or any other right.

9.5

The rights and remedies provided in this Agreement are cumulative and not exclusive of any other rights or remedies (whether provided by law or otherwise). Where there is any ambiguity or conflict between the rights conferred by law and those conferred by or pursuant to the terms of this Agreement, this Agreement shall prevail.

9.6

This Agreement may be executed in any number of counterparts which together shall constitute one document. The Company or Dealer may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by the Company and Dealer. Delivery of an executed signature page of a counterpart by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail, together with a complete copy of the relevant counterpart (which may, itself be unsigned), shall take effect as delivery of an executed counterpart of this Agreement. If either method is adopted, without prejudice to the validity of such Agreement, each of the Company and Dealer shall provide the other with the original of such page counterpart as soon as reasonably practicable thereafter.

9.7

The Agreement, and all disputes arising out of or in connection with this Agreement or the subject matter hereof, will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine and each party hereto hereby submits to the non-exclusive jurisdiction of the Courts of the State of New York or the U.S. federal courts in each case located in the Borough of Manhattan in New York City.

9.8

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED TO OCCUR PURSUANT TO THIS AGREEMENT. EACH OF THE HERETO PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED TO OCCUR PURSUANT TO THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9

The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

9.10

The parties hereto irrevocably consent to service of process given in the manner provided for notices under Section 8. Nothing in this Agreement will affect the right of either party hereto to serve process in any other manner permitted by law.

[Signature Page Follows]

Please indicate your acceptance and agreement to the terms of this Agreement by signing and returning the enclosed duplicate of this Agreement.

HSBC SECURITIES (USA) LLC

By:	/s/ Jeffrey Nicklas
Name:	Jeffrey Nicklas
Title:	Director

[Signature Page – Option Framework Agreement (HSBC)]

Confirmed as of the date first written above:

LIBERTY GLOBAL PLC

By:	/s/ Jeremy Evans
Name:	Jeremy Evans
Title:	Authorized Officer

[Signature Page – Option Framework Agreement (HSBC)]

SCHEDULE 1

From:	HSBC Securities (USA) Inc.
452 Fifth Ave
New York, New York 10018

To:	Liberty Global plc
Griffin House, 161 Hammersmith Road,
London W6 8BS,
United Kingdom

For the attention of: [🌑]

Dear Sirs

OPTION FRAMEWORK AGREEMENT – PUT OPTION EXERCISE NOTICE

We refer to the option framework agreement dated August 9, 2019 between yourselves and ourselves (the “Option Framework Agreement”) and the Final Results Notice. Capitalized terms used herein shall have the same meanings as are attributed to them in the Option Framework Agreement, unless the context otherwise requires.

We hereby exercise the Put Option in respect of all of the Dealer Purchased Shares.

This notice shall also comprise an “Exercise Notice” (as defined in the Master Put/Call Agreement) for the purposes of the master put/call agreement between yourselves and ourselves dated August 9, 2019.

[🌑]
Yours faithfully

[Name and title]
For and on behalf of [🌑]

SCHEDULE 2

From:	Liberty Global plc
Griffin House, 161 Hammersmith Road,
London W6 8BS,
United Kingdom

To:	HSBC Securities (USA) Inc.
452 Fifth Ave
New York, New York 10018

For the attention of: Jeffrey Nicklas, Director, Equity Capital Markets - Americas

Dear Sirs

OPTION FRAMEWORK AGREEMENT – CALL OPTION EXERCISE NOTICE

We refer to the option framework agreement dated August 9, 2019 between yourselves and ourselves (the “Option Framework Agreement”) and the Final Results Notice. Capitalized terms used herein shall have the same meanings as are attributed to them in the Option Framework Agreement, unless the context otherwise requires.

We hereby exercise the Call Option in respect of all of the Dealer Purchased Shares.

This notice shall also comprise an “Exercise Notice” (as defined in the Master Put/Call Agreement) for the purposes of the master put/call agreement between yourselves and ourselves dated August 9, 2019.

[🌑]
Yours faithfully

[Name and title]
For and on behalf of Liberty Global plc

SCHEDULE 3

Form of Irrevocable Payment Instructions

Liberty Global plc

Griffin House, 161 Hammersmith Road,

London W6 8BS,

United Kingdom

Tel.: +44 (20) 8483-6300

+1 (303) 220-6600

HSBC Securities (USA) Inc.

452 Fifth Ave

New York, New York 10018

[🌑], 2019

Liberty Global plc (the “Company”) – Irrevocable Payment Instruction (the “Instruction”).

We refer to the Option Framework Agreement dated August 9, 2019 (the “Option Framework Agreement”), among HSBC Securities (USA) Inc. (“Dealer”) and the Company and any capitalized terms not defined herein shall have the meaning assigned to such terms in the Option Framework Agreement.

The Company has (x) established an equity account with you with account number [________] (the “Account”) and (y) provided you with a specimen signature in respect of the undersigned.

Pursuant to the Option Framework Agreement, the Company will deposit in the Account on or prior to the Settlement Date an amount equal to USD equal to the Required Amount.

We hereby irrevocably instruct you to, upon receipt of the Settlement Notice from Dealer, transfer an amount in USD equal to the Required Amount specified in the Settlement Notice, to Dealer at the following account:

Bank        [                         ]

ABA #    [                        ]

Account [                        ]

Account #                [                         ]

DTC#    [                         ]

Nothing contained in this Instruction shall prohibit, restrict or otherwise prevent the Company from withdrawing cash and/or securities from the Liberty Europe Equity Account in accordance with Section 2.8(a) and Section 5.5 of the Option Framework Agreement

In the event you receive any instructions or communications purporting to terminate this Instruction from the Company or any entity other than Dealer, you shall not comply with such instructions and shall provide immediate written notice to Dealer of such instructions at the following notice details:

Name:	HSBC Securities (USA) LLC
Address:	452 Fifth Avenue, 8th Floor
New York, NY 10018

Marked for the attention of:	Jeffrey Nicklas, Director, Equity Capital Markets - Americas
Email:	***

With a copy to:	Latham & Watkins LLP
Address:	885 Third Ave. New York, New York 10022

Marked for the attention of:	Witold Balaban
Catherine Lee
Jeremy Green

Email copy:	Witold.Balaban@lw.com
Catherine.Lee@lw.com
Jeremy.Green@lw.com

Notwithstanding the foregoing, in no event shall this Instruction be deemed to be a pledge of the Company’s interest in the Account or the Funded Amount.

Yours faithfully,

[Name and title]
For and on behalf of Liberty Global plc